Exhibit 3.36

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARAMARK CONSTRUCTION AND ENERGY SERVICES, LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of ARAMARK Construction and Energy Services, LLC (the “Company”), dated and effective as of August 26, 2010 is entered into by the undersigned to form a limited liability company under the laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth.

RECITALS

WHEREAS, ARAMARK Facility Services, LLC (“ARAMARK”) is the sole member of the Company; and

WHEREAS, ARAMARK desires that the Agreement be the sole governing document of the Company

The Agreement is therefore set forth as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Whenever used in this Agreement the following terms shall have the meanings respectively assigned to them in this Article I unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

Agreement. “Agreement” shall mean this Limited Liability Company Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company. “Company” shall mean ARAMARK Construction and Energy Services, LLC, a Delaware limited liability company formed pursuant to the Act and this Agreement.

Member. “Member” shall mean ARAMARK Facility Services, LLC and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

ARTICLE II

FORMATION OF THE COMPANY

2.1. Formation of Limited Liability Company. ARAMARK has (a) organized the Company pursuant to the Act and (b) caused a Certificate of Formation to be filed with the Secretary of State, and the Secretary of State has returned a certified copy.

2.2. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

2.3. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

2.4. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

ARTICLE III

REGISTERED AGENT AND REGISTERED OFFICE

3.1. Registered Agent and Registered Office. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Initial Capital. ARAMARK has contributed cash or property of an agreed value as set forth in the books and records of the Company.

ARTICLE V

MEMBERS, OFFICERS, CONSENT

5.1 Members. Upon execution of this Agreement, ARAMARK is admitted as the sole member of the Company. New members of the company may be admitted upon the written consent of ARAMARK.

5.2. Management. Except as otherwise specifically provided in this Agreement, ARAMARK shall have the authority to, and shall, conduct the affairs of the Company.

5.3. Authorized Person. Any officer of the Company is designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware and all acts committed in furtherance thereof are ratified.

5.4 Officers.

(a) ARAMARK shall appoint a President, one or more vice presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as it may deem proper.

(b) The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by ARAMARK without cause assigned.

(c) The President, vice president and the Treasurer of the Company, and each of them, are hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business, and each of them shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company.

Except as otherwise specifically provided in this Agreement, the officers shall have such duties as usually pertain to their offices except as modified by ARAMARK, and shall also have such powers and duties as may from time to time be conferred upon them by ARAMARK.

5.5. Method of Giving Consent. Any consent of a member required by this Agreement may be given by a written consent.

ARTICLE VI

DISSOLUTION

6.1 Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the member has hereunto set its hand as of the day and year first above written.

ARAMARK Facility Services, LLC Sole Member

By:	/s/ CHRISTOPHER S. HOLLAND
Christopher S. Holland, Treasurer